Exhibit 99.1
N1 LIQUIDATING TRUST AND SUBSIDIARY
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared to provide pro forma information with regard to the disposition of the remaining properties held by N1 Liquidating Trust (the “Trust”), as described below, as if the transaction had occurred on December 31, 2019. The unaudited pro forma consolidated financial statements (including the notes thereto) should be read in conjunction with the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020.

On October 13, 2020, N1 Liquidating Trust (the “Trust”), through its subsidiary, N1 Hendon Holdings, LLC (“Holdco”), closed on the discounted payoff of a first mortgage loan with a principal amount of approximately $125.8 million (the “Loan”), in which the Trust held an $85.15 million junior participation interest (the “Junior Participation Interest”) and CFI Hendon Holdings, LLC, an affiliate of the Trust’s external manager (“CFI Holdings”), held a $40.6 million senior participation interest (the “Senior Participation Interest”), for a discounted amount of $33.0 million (the “DPO Amount”). Pursuant to the letter agreement (the “Letter Agreement”), dated as of September 25, 2020, by and between Holdco and CFI Holdings, Holdco received $3.3 million from the DPO Amount received at closing as well as accrued interest on the Junior Participation Interest from the last interest payment date through the closing.
The following pro forma consolidated financial statements are unaudited and are subject to a number of estimates, assumptions and other uncertainties, and may not be indicative of the results that actually would have occurred if the transaction had been in effect on the dates indicated.

N1 LIQUIDATING TRUST AND SUBSIDIARY
PRO FORMA CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION
As of December 31, 2019
(Unaudited)

(in thousands)	Company Historical(1)	Pro Forma Adjustments(2)	Company Pro Forma

Assets
Cash	$5,500	$4,658	$10,158
Investment in Note Receivable, net	28,070	(28,070)	—
Total assets	$33,570	$(23,412)	$10,158
Liabilities
Accounts payable and accrued expenses	$2,912	$(1,883)	$1,029
Accrued liquidation costs	40	(20)	20
Due to related party	1,560	(1,265)	295
Total liabilities	$4,512	$(3,168)	$1,344
Commitments and contingencies
Net assets in liquidation	$29,058	$(20,244)	$8,814	(3)

See accompanying Notes to Pro Forma Consolidated Financial Statements.

N1 LIQUIDATING TRUST AND SUBSIDIARY
PRO FORMA CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION
For the Year Ended December 31, 2019
(Unaudited)

(in thousands)	Company Historical(1)	Pro Forma Adjustments(2)	Company Pro Forma
Net assets in liquidation, at beginning of period	$55,435		$55,435
Change in assets and liabilities:
Discounted payoff of notes receivable	—	(3,300)	(3,300)
Provision for loan losses	(27,074)	(23,448)	(50,522)
Cash interest payments applied to carrying value	(1,898)	(1,322)	(3,220)
Accrued interest receivable	(759)	—	(759)
Accounts payable and accrued expenses	141	1,883	2,024
Accrued liquidating costs	—	20	20
Due to related party	2,175	1,265	3,440
Net change in assets and liabilities	(27,415)	(24,902)	(52,317)
Change in cash	1,038	4,658	5,696
Change in net assets in liquidation	(26,377)	(20,244)	(46,621)
Net assets in liquidation, at end of period	$29,058	$(20,244)	$8,814	(3)

See accompanying Notes to Pro Forma Consolidated Financial Statements.

N1 LIQUIDATING TRUST AND SUBSIDIARY
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The unaudited pro forma consolidated financial statements have been adjusted as discussed in the notes below.

(1)        Reflects the Trust’s historical consolidated financial statements as of December 31, 2019. Refer to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020.

(2)       Adjustments reflect the impact of the discounted payoff of the first mortgage loan in which the Trust held a junior participation. The pro forma cash amount increased to reflect the net proceeds received pursuant to the Letter Agreement. Cash flows from the note receivable since January 1, 2020 are reflected in the pro forma cash amount. The pro forma amounts for accounts payable and accrued expenses and due to related party were adjusted to reflect actual costs incurred since January 1, 2020 and expected remaining costs through liquidation. The liability for estimated liquidation costs are expected to be settled at or around the time of the final distribution to beneficiaries.

(3)       Reflects the aggregate amount that the Trust plans to distribute to beneficiaries on or around October 31, 2020. This amount is equal to approximately $0.07 net per unit of beneficial interest.

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